UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Tier Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TIER TECHNOLOGIES, INC.
10780 Parkridge Boulevard, Suite 400
Reston, Virginia 20191

NOTICE OF THE MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 28, 2007

To the Stockholders of Tier Technologies, Inc.:

     Notice is Hereby Given that the annual meeting of stockholders of Tier Technologies, Inc., a Delaware corporation, will be held on February 28, 2007 at 2:00 p.m. local time at our headquarters located at 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191 for the following purposes:

1.	To elect seven directors to serve for the ensuing year and until successors are elected.

2.	To ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     Our board of directors has fixed the close of business on January 8, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Deanne M. Tully
Secretary

Reston, Virginia
January 22, 2007

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

TIER TECHNOLOGIES, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 28, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the board of directors of Tier Technologies, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on February 28, 2007, at 2:00 p.m. local time, or at any adjournment or postponement thereof, for the purpose set forth herein and in the accompanying notice of annual meeting. The annual meeting will be held at our headquarters, located at 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191.

     We intend to mail this proxy statement and accompanying proxy card, along with a copy of our 2006 annual report to stockholders, on or about January 22, 2007 to all stockholders entitled to vote at the annual meeting.

Solicitation

     We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for such services.

Householding of Proxy Statement

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our annual report and/or proxy statement to you if you call or write us at the following address or phone number: Tier Technologies, Inc., 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191, attention Corporate Secretary, (571) 382-1000. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Voting Rights and Outstanding Shares

     Our board of directors has fixed January 8, 2007 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of and to vote at the annual meeting. At the close of business on the record date, there were 20,383,606 shares of our common stock outstanding and entitled to vote.

     Each share of common stock is entitled to one vote for each matter to be voted on at the annual meeting. The holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted in determining whether a proposal is approved.

     The affirmative vote of a plurality of the votes cast by stockholders entitled to vote on the matter is required for the election of directors. The affirmative vote of a majority of the shares of common stock voting on the matter is required to ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007.

Revocability of Proxy

     A person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our corporate secretary at our principal executive office, 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy.

Shareholder Proposals

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, if a stockholder intends to submit a proposal for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders, the stockholder must follow the procedures outlined in Rules 14a-8. We must receive any such proposal at 10780 Parkridge Boulevard, Suite 400, Reston, VA 20191 by September 24, 2007. Proposals and director nominations for such meeting that are not intended to be included in such proxy statement and proxy must be received by us at such address no later than 60 days nor more than 90 days prior to the date of such meeting, but if we give less than 70 days advance notice or prior public disclosure of the date of such meeting, we must receive such proposals and director nominations by the close of business on the tenth day following the mailing of notice of the date of such annual meeting or public disclosure of the date of such annual meeting, whichever occurs first.

Beneficial Ownership

     The following table sets forth certain information regarding the ownership of our common stock as of January 2, 2007 by: (i) each director and director nominee; (ii) each of the Named Executive Officers (as set forth in the Summary Compensation Table below); (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its common stock. Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated by footnote, the address of each of the officers, directors and other stockholders named below is c/o Tier Technologies, Inc., 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191. The number of shares beneficially owned by each stockholder and the percentage of shares represent our outstanding common stock as determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after January 2, 2007, including through the exercise of any stock option. The following table includes shares issuable upon the exercise of outstanding stock options there were exercisable on January 2, 2007 or became exercisable on or prior to March 2, 2007. As of January 8, 2007, there were 20,383,606 shares of our common stock outstanding.

Shares Beneficially Owned
Beneficial Owner	Number (11)	Percentage
Heartland Advisors, Inc.(1)	2,265,333	11.6
Wells Fargo & Company(2)	2,135,175	11.0
Giant Investment, LLC(3)	1,834,000	9.4
Dimensional Fund Advisors Inc.(4)	1,790,620	9.2
Kennedy Capital Management, Inc.(5)	1,667,250	8.6
Potomac Capital Management LLC (6)	1,327,215	6.8
Wellington Management Company, LLP(7)	1,182,900	6.1
Ronald L. Rossetti	435,024	2.2
Michael A. Lawler	221,704	1.1
Samuel Cabot III	179,810	*
Stephen V. Wade (8)	160,000	*
David E. Fountain	115,000	*
Morgan P. Guenther	111,000	*
Charles W. Berger	100,000	*
Steven M. Beckerman	90,000	*
T. Michael Scott	84,000	*
Deanne M. Tully	75,000	*
Bruce R. Spector	63,333	*
Todd F. Vucovich (9)	37,001	*
James R. Weaver (10)	–	–
All directors and executive officers as a group (11 persons)	1,582,871	8.1

*Represents beneficial ownership of less than 1%.

(1)	Address: 789 North Water Street, Milwaukee, Wisconsin 53202. Based solely upon information contained in a Schedule 13G filed with the SEC by Heartland Advisors, Inc. on February 10, 2006. This table reflects the shares of common stock owned by Heartland Advisors, Inc. as of January 31, 2006.

(2)	Based solely upon information contained in a Schedule 13G filed with the SEC on February 15, 2006 by Wells Fargo & Company and two subsidiaries of Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Capital Management, LLC. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. The address for Wells Fargo Capital Management Incorporated and Wells Fargo Funds Management, LLC is 525 Market Street, San Francisco, California 94105. This table reflects the shares of common stock owned by Wells Fargo & Company, Wells Fargo Capital Management Incorporated and Wells Fargo Funds Management, LLC as of December 31, 2005.

(3)	Address: 75 State Street, 26th Floor, Boston, Massachusetts 02109. Based solely upon information contained in a Schedule 13D filed with the SEC by Giant Investment, LLC on December 19, 2005. This table reflects the shares of common stock owned by Giant Investment, LLC on December 19, 2005. Parthenon Investors II, LP is a managing member of Giant Investment, LLC, PCap Partners II, LLC is a general partner of Parthenon Investors II, LP, and PCap II, LLC is a managing member of PCap Partners II, LLC. As parents of Giant Investment, LLC, Parthenon Investors II, LP, PCap Partners II, LLC, and PCap II, LLC may be deemed to beneficially own their proportional interest in the shares of common stock directly and beneficially owned by Giant Investment, LLC, comprising 1,781,914 shares of common stock. In addition, John C. Rutherford and Ernest K. Jacquet are control persons of various entities indirectly investing in Giant Investment, LLC and may be deemed to beneficially own a proportional interest in the shares of common stock owned by Giant Investment, LLC, comprising 1,834,000 shares of common stock.

(4)	Address: 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Based solely upon information contained in a Schedule 13G filed with the SEC by Dimensional Fund Advisors Inc. on February 6, 2006. This table reflects the shares of common stock owned by Dimensional Fund Advisors Inc. as of December 31, 2005.

(5)	Address: 10829 Olive Blvd., Saint Louis, Missouri 63141. Based solely upon information contained in a Schedule 13G filed with the SEC by Kennedy Capital Management, Inc. on February 14, 2006. This table reflects the shares of common stock owned by Kennedy Capital Management, Inc. as of December 31, 2005.

(6)	Address: 825 Third Avenue, 33rd Floor, New York, New York 10022. Based solely upon information contained in a Schedule 13G filed with the SEC by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit on November 13, 2006. This table reflects the shares of common stock owned by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit as of November 8, 2006.

(7)	Address: 75 State Street, Boston, Massachusetts 02109. Based solely upon information contained in a Schedule 13G filed with the SEC by Wellington Management Company, LLP on February 14, 2006. This table reflects the shares of common stock owned by Wellington Management Company, LLP as of December 30, 2005.

(8)	Mr. Wade’s employment with us terminated on November 27, 2006.

(9)	Effective September 29, 2006, Mr. Vucovich is no longer an executive officer.

(10)	Mr. Weaver’s employment with us terminated on May 31, 2006

(11)	Includes shares issuable upon the exercise of outstanding stock options that were exercisable on January 2, 2007 or became exercisable on or prior to March 2, 2007 as follows:

Beneficial Owner	Number of Shares
Ronald L. Rossetti	435,000
Michael A. Lawler	20,000
Samuel Cabot III	135,000
Stephen V. Wade	55,000
David E. Fountain	15,000
Morgan P. Guenther	70,000
Charles W. Berger	60,000
T. Michael Scott	40,000
Deanne M. Tully	22,000
Bruce R. Spector	23,333
Todd F. Vucovich	15,001

PROPOSAL ONE

ELECTION OF DIRECTORS

     Our board of directors is currently composed of six directors. On January 3, 2007, at the recommendation of the governance and nominating committee, our board of directors nominated John J. Delucca for election as a director to the board at the annual meeting. If Mr. Delucca is elected a director at the annual meeting, the size of the board will increase to seven members effective as of the annual meeting, as provided by our bylaws. Our board has determined that each of Charles Berger, Samuel Cabot III, John J. Delucca, Morgan P. Guenther, T. Michael Scott and Bruce R. Spector is independent pursuant to the definition of independence of board members contained in the NASDAQ Stock Market, Inc. listing standards.

     Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each person nominated for election has agreed to serve if elected and our board of directors has no reason to believe that any nominee will be unable to serve, if elected.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the governance and nominating committee may propose.

Nominees

     The names of the nominees for directors and certain information about the nominees are set forth below.

Name	Age	Position Held With the Company
Charles W. Berger (1) (3)	53	Director
Samuel Cabot III (1) (3)	66	Director
John J. Delucca	63	Director Nominee
Morgan P. Guenther (1) (2) (3)	53	Director
Ronald L. Rossetti	63	Chief Executive Officer, Chairman of the Board, Director
T. Michael Scott (2)	48	Director
Bruce R. Spector (2)	54	Director
(1) Member of the compensation committee.
(2) Member of the governance and nominating committee.
(3) Member of the audit committee.

     Mr. Berger has served as a director of Tier since January 2002. In April 2006, he became Chief Executive Officer of DVDPlay, Inc, a manufacturer and operator of DVD rental kiosks. Mr. Berger has been Chairman of the Board of DVDPlay, Inc. since December 2001. From March 2003 through September 2005, Mr. Berger served as President, Chief Executive Officer and a director of Nuance Communications, Inc., a publicly traded company that developed and marketed speech recognition software. In September 2005, Nuance Communications merged with Scansoft, Inc. Mr. Berger is a director of the surviving company of this merger, Nuance Communications, Inc., a publicly traded company that develops and markets speech recognition and imaging software. Mr. Berger has also served as the managing director of Volatilis, LLC, a private investment and aviation services firm, since its founding in June 2001. Since December 2004, Mr. Berger has been a director of SonicWALL, Inc., a publicly traded company that manufactures computer network security applications.

     Mr. Cabot has served as a director of Tier since January 1997. He served as Chief Executive Officer of Samuel Cabot, Inc., a manufacturer and marketer of premium quality exterior stains and architectural coatings, from 1969 until December 2005, and as Chairman of its board of directors from February 2000 until January 2006.

     Mr. Delucca was nominated for election as a director of Tier on January 3, 2007. Since April 2003, Mr. Delucca has been the President of Atlantic & Gulf, Limited, LLC, an investment and consulting company. He was Executive Vice President and Chief Financial Officer of REL Consultancy Group, a provider of financial consulting services to businesses from April 2003 until March 2004. From 1999 until February 2002, he was Executive Vice President, Finance and Administration, and Chief Financial Officer of Coty Inc., a manufacturer and marketer of personal fragrances. Mr. Delucca is a director of British Energy, PLC, a publicly traded electric utility company, Endo Pharmaceuticals Holdings, Inc., a publicly traded developer and reseller of prescription pharmaceuticals, Enzo Biochem, Inc., a publicly traded manufacturer and reseller of biomedical products, and ITC Deltacom, Inc., a publicly traded provider of integrated communication services.

     Mr. Guenther has served as a director of Tier since August 1999. Since May 2005, Mr. Guenther has served as Chairman and Chief Executive Officer of Airplay Network, Inc., a wireless entertainment services company. From February 2003 to April 2005, Mr. Guenther served as a private consultant to technology companies. From October 2001 through January 2003, Mr. Guenther served as President of TiVo, Inc., the creator of digital video recording services. From June 1999 through October 2001, Mr. Guenther served as Vice President of Business Development and Senior Vice President of Business Development and Revenue Operations at TiVo.

      Mr. Rossetti has served as a director of Tier since November 1995. He has been Tier’s Chief Executive Officer and Chairman of the Board since May 2006. Mr. Rossetti has served as President of Riverside Capital Partners, Inc., a venture capital investment firm, and as general partner in several real estate general partnerships, all commonly controlled by Riverside Capital Holdings, since 1997.

     Mr. Scott has served as a director of Tier since January 2004. He has been a partner in Cambridge Property Group, LP, a commercial real estate acquisition and management firm, since 1986, and its Managing Partner since 1987. Since 1992, he has served as Vice Chairman and President of Cambridge Holdings, Inc., a developer, owner and manager of office buildings. Mr. Scott serves on the Board of Trustees of American Community Properties Trust, a publicly traded real estate development and management company.

     Mr. Spector has served as a director of Tier since October 2004. He has been the Chairman of Pinnacle Care International, Inc., a provider of personal and comprehensive healthcare management services, since March 2002. Since 1997, he has also been the Chairman of Benchmark Holdings, Inc., a private investment firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
OF EACH NOMINEE NAMED ABOVE

Board and Committee Meetings

     During the fiscal year ended September 30, 2006, our board of directors held ten meetings. At each regularly scheduled meeting of the board, time is set aside for the non-management directors to meet in an executive session without management present. The board has an audit committee, a compensation committee and a governance and nominating committee.

     During the fiscal year ended September 30, 2006, all current directors attended at least 75% of the aggregate number of the meetings of the board and of the committees on which they served, held during the period for which they were a director or committee member, respectively. Directors may attend the annual meeting, but are not obligated to do so. No directors other than James R. Weaver, Tier’s former President, Chairman of the board and Chief Executive Officer, attended our 2004 annual meeting of stockholders.

     Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board has determined that none of Messrs. Berger, Cabot, Delucca, Guenther, Scott or Spector has a relationship which would interfere with the exercise of independent judgment in carrying the responsibilities of a director and that each of these directors is an “independent director” as defined under Rules 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

     Our audit committee is currently composed of three directors: Messrs. Berger, Cabot and Guenther. Our board has determined that all of the members of the audit committee are independent under the rules of the NASDAQ Stock Market, including the independence requirements contemplated by Rules 10A-3 under the Exchange Act and that Mr. Berger is an “audit committee financial expert” within the meaning of the rules of the SEC. The audit committee met nineteen times during the fiscal year ended September 30, 2006. The audit committee oversees the quality and integrity of accounting, auditing and reporting practices. The audit committee’s authority includes overseeing the preparation of our financial statements, discussing with management our processes to manage business and financial risk, and overseeing compliance with applicable legal, ethical, and regulatory requirements. The audit committee is responsible for the selection, replacement, compensation and oversight of the independent auditor engaged to prepare audit reports on our financial statements. The specific responsibilities in carrying out the audit committee’s oversight role are delineated in the Audit Committee Charter, which is attached as Appendix A to this Proxy Statement. The Audit Committee Charter is also posted on our website and is available at the following Internet address: http://www.tier.com/pdfs/Tier_Audit_Committee_Charter_121805.pdf. The audit committee annually reviews and reassesses its charter.

     Our compensation committee is currently composed of three directors: Messrs. Berger, Cabot and Guenther. Our board of directors has determined that each of the compensation committee members is independent under the rules of the NASDAQ Stock Market. The compensation committee met five times during the fiscal year ended September 30, 2006. The compensation committee’s primary responsibilities are to (i) review and recommend to the board the compensation of our Chief Executive Officer and other executive officers; (ii) review executive bonus plan allocations; (iii) oversee and advise the board on the adoption of policies that govern our compensation programs; (iv) oversee the administration of our equity-based compensation and other benefit plans; and (v) approve grants of stock options and stock awards to our officers and employees. The specific responsibilities of the compensation committee are delineated in the Compensation Committee Charter, which can be found at the following Internet address: http://www.tier.com/pdfs/comp_comm_charter.pdf.

     Our governance and nominating committee is currently composed of three directors: Messrs. Guenther, Scott and Spector. Our board of directors has determined that each of the governance and nominating committee members are independent under the rules of the NASDAQ Stock Market. The governance and nominating committee met three times during the fiscal year ended September 30, 2006. The governance and nominating committee interviews, evaluates, and recommends individuals for membership on the board and its committees, evaluates and, where appropriate, recommends to the board regarding whether a member of the board qualifies as independent within the meaning of the applicable NASDAQ rules, and recommends guidelines and responsibilities relating to corporate governance for adoption by the board. The specific responsibilities of the governance and nominating committee are delineated in the Governance and Nominating Committee Charter, which can be found at the following Internet address: http://www.tier.com/pdfs/Tier_Governance_Nominating_Committee_Charter_031205.pdf.

     The process followed by the governance and nominating committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the governance and nominating committee and the board.

     In evaluating director candidates, including current members of the board eligible for re-election, the governance and nominating committee considers many factors, including the current size and composition of the board and its committees; a candidate’s understanding of marketing, finance, sales and technology, and of our business and technology; and such other factors as the governance and nominating committee may deem appropriate. The governance and nominating committee requires that any director candidate satisfy the following minimum qualifications:

  Financial literacy, demonstrated reputation for integrity, and the ability to exercise sound business judgment;

  High personal and professional ethics;

  Understanding of the fiduciary responsibilities required as a member of the board and the commitment, time and ability to meet these responsibilities; and

  Expansive professional background providing a comprehensive understanding of our technology, technology development, finance, sales and marketing.

     Mr. Delucca was recommended as a director candidate by our Chief Executive Officer. In fiscal year 2006, we did not employ a search firm or pay fees to third parties in connection with seeking or evaluating director candidates.

     Stockholders may recommend individuals to the governance and nominating committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Governance and Nominating Committee, c/o Corporate Secretary, Tier Technologies, Inc., 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191. Assuming that appropriate biographical and background material has been provided on a timely basis, the governance and nominating committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the governance and nominating committee or the board, by following the procedures set forth below.

     Our bylaws provide that any stockholder of record who is entitled to vote for the election of directors and who was a stockholder of record when providing the notice required in this section below may nominate persons for election as directors only if timely written notice in proper form of the intent to make a nomination at a meeting of stockholders is received by our corporate secretary at 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191. To be timely under the bylaws, the notice generally must be delivered not less than 60 nor more than 90 days prior to the date of the meeting at which directors are to be elected, but if we give less than 70 days advance notice or public disclosure of the date of such meeting we must receive such notice by the close of business on the tenth day following the mailing of notice or public disclosure of the date of such meeting. To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee and proponent as would have been required to be included in a proxy statement made in connection with solicitation of proxies for elections of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Corporate Governance

     In November 2003, the board adopted a Code of Ethics for our Chief Executive Officer, Chief Financial Officer and persons performing similar functions. The Code of Ethics is posted on our website, and is located at the following Internet address: http://www.tier.com/pdfs/Tier_CodeofEthics_110904.pdf. In addition, effective May 3, 2004, we adopted a Business Code of Conduct for all of our employees. The Business Code of Conduct is available at the following Internet address: http://www.tier.com/pdfs/TierCodeConduct_052906.pdf.

Stockholder Communications with the Board

     The board will give appropriate attention to written communications that are submitted by stockholders. Stockholders may contact an individual director, a specified committee of the board, the board as a group, or the non-employee members of the board as a group by writing to our corporate secretary at 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191. Each communication should specify the individual or group to be contacted. We will receive and review the communications before distributing them to the specified individual or group. We will generally not forward stockholder communications to directors which relate to an improper or irrelevant topic, or which request general information about Tier.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation of Directors

     The members of the board are reimbursed for reasonable travel expenses incurred in attending board meetings. Except as noted below, we pay all continuing non-employee members of the board an annual retainer of $15,000, payable quarterly in arrears. We pay the chairman of the audit committee and the lead director an annual retainer of $20,000, payable quarterly in arrears.

     The position of lead director was approved by the governance and nominating committee on June 28, 2005. Among other things, the lead director assists the board in preparing board agendas and planning board meetings. Mr. Cabot currently serves as our lead director.

     Each non-employee member of the board receives fees of $1,000 for each board meeting or audit committee meeting attended, and fees of $500 for each governance and nominating and compensation committee meeting attended. Effective upon the annual meeting, the board has approved increasing the fee for attendance at compensation committee and governance and nominating committee meetings by continuing, non-employee members of the board to $1,000 per meeting attended.

     Each non-employee member of the board who has served on the board for at least six months receives a grant, upon their election by stockholders at an annual meeting, of a fully vested option to purchase 20,000 shares of common stock. Each director elected by the board, and not by the stockholders in conjunction with an annual meeting, is granted an option on the date of his or her election to purchase a number of shares of common stock calculated by multiplying 1,677 by the number of full calendar months remaining from the date of his or her initial election to the board until the first anniversary of the prior year’s annual meeting. All stock option grants to the directors are made pursuant to our Amended and Restated 2004 Stock Incentive Plan, or the 2004 Plan. In August 2006, we granted options to purchase 40,000 shares of common stock to Messrs. Berger, Cabot, Guenther, Scott and Spector at an exercise price $5.95 per share. These shares will vest over five years. In the event of a change of control, as defined in the recipient’s nonstatutory stock option agreement, all unvested options granted to our non-employee directors will vest immediately.

     Options granted to non-employee directors are typically fully vested on the date of grant and have a term of ten years. In the event of a reorganization event such as a merger of Tier with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving Tier, at the sole discretion of the board and to the extent permitted by applicable law, the board may provide that (i) any surviving corporation shall assume all stock awards under the 2004 Plan, or shall substitute similar stock awards for those outstanding under the 2004 Plan, (ii) the time during which such stock awards may be exercised shall be accelerated and the stock awards terminated if not exercised prior to such event, (iii) all stock awards shall become realizeable or deliverable, or restrictions applicable to the stock awards shall lapse, prior to or upon the reorganization event, (iv) if holders of common stock will receive a cash payment for each share of stock surrendered in the reorganization event, provide a cash payment for the holders of stock awards to be calculated in accordance with the 2004 Plan, (v) in connection with a liquidation or dissolution of Tier, provide that the stock awards shall convert into the right to receive liquidation proceeds, or (vi) take any combination of the above actions.

Compensation of Executive Officers

     The following table shows compensation during the last three fiscal years awarded or paid to, or earned by, each individual serving as our Chief Executive Officer, our four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2006, and one former executive officer who would have been among Tier’s four most highly compensated executive officers in fiscal year 2006 had he remained an executive officer:

SUMMARY COMPENSATION TABLE
							Long-Term
			Annual Compensation				Compensation Awards
							Number of Shares	All Other
Names and		Fiscal			Other Annual		Underlying Options	Compensation
Principal Position		Year	Salary ($)	Bonus ($)	Compensation ($)		Granted	($)
Ronald L. Rossetti(1)		2006	$210,000	$198,462	$—		300,000	$—
	Chief Executive Officer, Chairman	2005	—	—	—		—	—
	of the Board	2004	—	—	—		—	—
David E. Fountain(2)		2006	325,000	117,709	65,611	(3)	40,000	—
	Senior Vice President, Chief	2005	131,250	—	20,848	(4)	75,000	—
	Financial Officer and Treasurer	2004	—	—	—		—	—
Michael A. Lawler(5)		2006	221,987	25,000	—		40,000	—
	Senior Vice President, Electronic	2005	214,542	40,430	—		50,000	—
	Payment Processing	2004	68,833	—	—		—	—
Deanne M. Tully		2006	215,777	8,600	—		40,000	—
	Vice President, General Counsel	2005	212,535	—	—		10,000	—
	and Corporate Secretary	2004	202,962	90,000	—		10,000	23,667	(6)
Stephen V. Wade(7)		2006	210,000	—	—		40,000	15,017	(8)
	Senior Vice President, Corporate	2005	205,192	22,954	—		50,000	16,124	(8)
	Business Development	2004	181,725	—	—		50,000	119,050	(9)
James R. Weaver(10)		2006	430,770	—	—		—	700,000	(11)
	President, Chief Executive Officer	2005	550,000	—	—		184,723	75,000	(12)
	and Chairman of the Board	2004	500,000	—	—		325,000	—
Todd F. Vucovich		2006	220,000	8,800	—		—	—
	Senior Vice President, Packaged	2005	213,095	—	—		92,000	—
	Software and Systems Integration	2004	154,916	—	—		5,000	—
(1)	Mr. Rossetti has served as our Chief Executive Officer and Chairman of the board since May 31, 2006.
(2)	Mr. Fountain has served as our Chief Financial Officer and Treasurer since May 9, 2005.
(3)	Includes: $26,400 of rent; a $23,031 payment of taxes; and $16,180 of taxable travel.
(4)	Includes: $9,122 of rent; a $5,702 payment of taxes; and $6,024 of taxable travel.
(5)	Mr. Lawler joined Tier with the acquisition of EPOS Corporation in June 2004.
(6)	Represents relocation and other travel expenses.
(7)	Mr. Wade's employment with Tier terminated on November 27, 2006.
(8)	Represents sales commissions earned.
(9)	Represents $72,108 of relocation expenses and $46,942 sales commissions earned.
(10)	Mr. Weaver’s employment with Tier terminated on May 31, 2006.
(11)	Represents $700,000 of severance costs.
(12)	Represents $75,000 for loan forgiveness.

STOCK GRANTS IN FISCAL YEAR ENDED SEPTEMBER 30, 2006

     We grant options to our executive officers under the 2004 Plan. The following tables show for the fiscal year ended September 30, 2006, certain information regarding options granted to, exercised by, and held at year-end by, the named executive officers:

	Number of Shares	Percentage of Total Options
	Underlying Options	Granted to Employees in	Exercise Price	Expiration	Grant Date Present
Name	Granted (#)(1)	Fiscal Year (%)	($/Sh)	Date	Value ($)(2)
Ronald L. Rossetti	300,000	22.8	5.50	07/26/16	779,520
David E. Fountain	40,000	3.0	5.95	08/24/16	115,636
Deanne M. Tully	40,000	3.0	5.95	08/24/16	115,636
Michael A. Lawler	40,000	3.0	5.95	08/24/16	115,636
Stephen V. Wade	40,000	3.0	5.95	08/24/16	115,636
Todd F. Vucovich	—	—	—	—	—
James R. Weaver	—	—	—	—	—
(1) Options vest at a rate of 20% of the underlying shares each year over five years beginning with the first anniversary of the award and expire in ten years, absent termination due to cause, disability, retirement or death.
(2) The grant date present value of the options is calculated using the Black-Scholes model with the following assumptions: risk-free interest rate: 4.898%; expected volatility: 48.95%; expected dividend yield: 0.00%; and expected option life: 5 years.

AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED SEPTEMBER 30, 2006
AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying
			Unexercised Options at Fiscal		Value of Unexercised In-the-Money
	Shares Acquired on	Value Realized	Year-End (#)		Options at Fiscal Year-End ($)(1)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald L. Rossetti	—	—	360,000	75,000	325,750	97,500
David E. Fountain	—	—	15,000	100,000	—	34,000
Deanne M. Tully	—	—	18,000	55,000	—	34,000
Michael A. Lawler	—	—	10,000	80,000	—	34,000
Stephen V. Wade	—	—	35,000	110,000	—	34,000
Todd F. Vucovich	—	—	12,001	11,000	2,250	—
James R. Weaver	—	—	—	—	—	—
(1) The value of unexercised in-the-money options is calculated based on the closing market price of our common stock on September 30, 2006 of $6.80 per share. Amount reflected is based on such fair value minus the aggregate exercise price and does not necessarily reflect that the optionee sold such stock.

     The following table provides information about the securities authorized for issuance under our equity compensation plans as of September 30, 2006:

	Number of securities to be		Number of securities
	issued upon exercise of		remaining available for future
	outstanding options,	Weighted-average exercise price	issuance under equity
	warrants and rights	of outstanding options,	compensation plans
Plan category	(in thousands)	warrants and rights($)	(in thousands)
Equity compensation plans:
Approved by security holders	2,237	$8.45	1,869
Not approved by security holders	—	—	—
Total	2,237	$8.45	1,869

Employment and Severance Agreements

     In December 2006, we entered into an employment agreement with Mr. Fountain, our Senior Vice President, Chief Financial Officer and Treasurer. The initial term of the agreement runs from December 11, 2006 until December 11, 2008. The agreement automatically renews for successive one year terms unless we or Mr. Fountain notify the other in writing, at least thirty calendar days prior to the expiration date of the then current term of the agreement, of the intent to terminate the agreement. Pursuant to the agreement, Mr. Fountain is entitled to receive, among other things, an annual base salary of not less than $325,000. If Mr. Fountain’s employment with us is terminated as a result of his death or due to his disability (and he is not otherwise covered by our long or short term disability insurance policies), he will be entitled to receive, among other things, one year of his then current base salary, a bonus calculated as the average annual bonus paid to him in the three year period immediately preceding his termination, prorated for the number of months he worked in the fiscal year in which his death occurs, a bonus equal to the average annual bonus paid to him in the three year period immediately preceding his termination, or the Average Annual Bonus, immediate vesting of an additional one year on all of Mr. Fountain’s stock options, and, assuming Mr. Fountain’s covered beneficiaries elect and remain eligible for COBRA health continuation benefits, the premiums for COBRA health continuation benefits for Mr. Fountain’s covered beneficiaries for the twelve month period immediately following Mr. Fountain’s death. If Mr. Fountain’s employment is terminated without cause, upon executing a severance agreement and release of claims with us, he shall be entitled to receive, among other things, one year of his then current base salary, a bonus equal to the Average Annual Bonus prorated for the number of months he worked in the fiscal year in which the termination occurs, a bonus equal to the Average Annual Bonus, immediate vesting of his stock options that would have vested during the lesser period of the remaining term of his employment agreement or one year from the date of termination of his employment, and, assuming he and his covered beneficiaries elect and remain eligible for COBRA health continuation benefits, the premiums for COBRA health continuation benefits for he and his covered beneficiaries for the twelve month period immediately following his termination of employment. If Mr. Fountain’s employment is terminated without cause or Mr. Fountain resigns for good reason (as defined in the agreement) within one year following a change of control (as defined in the agreement), or within two years of the consummation of a going private transaction (as defined in the agreement), upon Mr. Fountain furnishing us with a severance agreement and release of claims, Mr. Fountain shall receive, among other things, (i) three times the sum of his then current base salary and his Average Annual Bonus, provided the Average Annual Bonus may not be less than fifty percent of his then current base salary, (ii) immediate vesting of all his stock options, and (iii) the premiums for COBRA health continuation benefits for he and his covered beneficiaries for thirty-six months following his termination of employment.

     In May 2004, we entered into an employment agreement with Mr. Lawler, Senior Vice President of Tier and of our wholly owned subsidiaries, Official Payments Corporation and EPOS Corporation. Pursuant to the agreement, Mr. Lawler receives, among other things, an annual base salary of not less than $206,500 through June 1, 2007. If Mr. Lawler’s employment is terminated by us without cause or by Mr. Lawler for good reason (as defined in the agreement) prior to June 1, 2007, among other things, (i) we will be obligated to continue paying Mr. Lawler’s base salary from his date of termination through June 1, 2007, and (ii) upon Mr. Lawler executing a waiver and release of all claims, we will be obligated to continue paying Mr. Lawler’s base salary from June 1, 2007 through December 1, 2007, and to pay the premiums to maintain the healthcare insurance coverage Mr. Lawler had upon his termination through December 1, 2007. If Mr. Lawler’s employment is terminated by us without cause or by Mr. Lawler for good reason (as defined in the agreement) after June 1, 2007 and before December 1, 2007, following Mr. Lawler executing a waiver and release of all claims, we will be obligated to continue paying Mr. Lawler’s base salary through December 1, 2007, and to pay the premiums to maintain the healthcare insurance coverage Mr. Lawler had upon his termination through December 1, 2007.

     In March 2006, we entered into an employment security agreement with Mr. Lawler. According to this agreement, Mr. Lawler will be entitled to receive a continuation of his salary for twelve months if his employment is terminated without cause or if he resigns for good reason (as defined in the agreement) within twelve months after a change of control (as defined in the agreement).

     On July 26, 2006, we entered into an employment agreement with Mr. Rossetti, our Chief Executive Officer and Chairman of the Board. The agreement is in effect from May 26, 2006 until May 25, 2007. During the term of this agreement, Mr. Rossetti is entitled to receive a base salary of $50,000 per month and a bonus of $50,000 per month. In addition, pursuant to the agreement Mr. Rossetti received a stock option grant of 300,000 shares of common stock at an exercise price equal to the fair market value of such stock on the date of grant. This option was granted on July 26, 2006 at an exercise price of $5.50 per share. If Mr. Rossetti’s employment is terminated during the term of the agreement as a result of his death or disability (as defined in the agreement), Mr. Rossetti will be entitled to receive any unpaid salary and bonus, paid in a lump sum, and his options shall immediately vest. If during the term of the agreement, Mr. Rossetti terminates his employment for good reason (as defined in the agreement), we terminate Mr. Rossetti’s employment involuntarily and without cause (as defined in the agreement), or we hire a new chief executive officer and Mr. Rossetti remains an employee for thirty calendar days after such hiring, Mr. Rossetti will be entitled to receive any unpaid salary and bonus under the agreement, paid in a lump sum, and his options shall immediately vest.

     On July 30, 2003, we entered into an executive severance and change of control agreement with Ms. Tully, our Vice President, General Counsel and Corporate Secretary. Pursuant to this agreement, if Ms. Tully is involuntarily terminated without cause or if there is a change of control (as defined in the agreement), upon providing us with a waiver and release of claims, Ms. Tully will be entitled to receive a lump sum payment of 12 months of her base salary, and, if Ms. Tully elects continued coverage under federal COBRA law, we will be obligated to pay the premiums of her group health insurance, including coverage for her eligible dependents who were enrolled in our health insurance immediately prior to her termination, for the lesser of 12 months from her termination or until she is covered by another group health plan. In accordance with this agreement, if Ms. Tully is involuntarily terminated without cause prior to a change of control or within 12 months of a change of control, and she elects continued coverage under federal COBRA law, we will be obligated to pay the premiums of her group health insurance, including coverage for her eligible dependents who were enrolled in our health insurance immediately prior to her termination, for the lesser of 12 months from her termination or until she is covered by another group health plan.

     On July 1, 2004, we entered into an employment agreement with Ms. Tully. Pursuant to this agreement, Ms. Tully is entitled to receive, among other things, a base salary of not less than $210,000. In addition, if Ms. Tully’s employment is terminated due to a disability prior to July 1, 2007, she will be entitled to receive her base salary and the benefit of our health insurance and other employee benefits plans for a period of 30 days following her termination. If she is terminated as a result of her death prior to July 1, 2007, her heirs and legal representatives shall receive her salary for a period of 30 days following her termination. If Ms. Tully is terminated without cause prior to July 1, 2007, upon furnishing us with a waiver and release of claims, she shall be entitled to receive her base salary through July 1, 2007, paid either in a lump sum or through continued monthly payments, at our discretion, and, if she elects continued coverage under federal COBRA law, we shall pay the premiums of her group health insurance, including coverage for her eligible dependents who were enrolled in our health insurance immediately prior to her termination, for the lesser of 12 months from her termination or until she is covered by another group health plan. If prior to July 1, 2007 there is a change of control (as defined in the agreement) and Ms. Tully is not offered a substantially similar position with the surviving company within 40 miles of Reston, Virginia, or Ms. Tully declines to relocate, Ms. Tully will be entitled to receive, upon providing us with a waiver and release of claims, her base salary through July 1, 2007, paid either in a lump sum or through continued monthly payments, at our discretion, and, if she elects continued coverage under federal COBRA law, the premiums of her group health insurance, including coverage for her eligible dependents who were enrolled in our health insurance immediately prior to her termination, for the lesser of 12 months from her termination or until she is covered by another group health plan. If prior to July 1, 2007, Ms. Tully is terminated without cause or if there is a change of control she may elect to receive the benefit of either the employment agreement or the executive severance and change of control agreement, at her discretion.

     In March 2006, we entered into an employment security agreement with Mr. Vucovich, Senior Vice President. According to this agreement, Mr. Vucovich is entitled to receive a continuation of his salary for twelve months if his employment is terminated without cause or if he resigns for good reason (as defined in the agreement) within twelve months after a change of control (as defined in the agreement).

     In March 2006, we entered into an employment security agreement with Mr. Wade, our former Senior Vice President, Business Development. Mr. Wade’s employment terminated on November 27, 2006. According to this agreement, Mr. Wade would have been entitled to receive a continuation of his salary for twelve months if his employment had been terminated without cause or if he had resigned for good reason (as defined in the agreement) within twelve months after a change of control (as defined in the agreement).

     In November 2004, we entered into an employment agreement with Mr. Weaver, our former President, Chief Executive Officer and Chairman of the Board. Mr. Weaver’s employment terminated as of May 31, 2006. Pursuant to the agreement, Mr. Weaver received an annual base salary of $550,000 until May 31, 2006. In accordance with the agreement, Mr. Weaver was eligible to receive an annual incentive bonus of approximately 110% of his base salary based on achievement of certain performance criteria. The agreement also provided Mr. Weaver with a stock option grant of 150,000 shares of common stock at an exercise price equal to the fair market value of such stock on the date of grant. This option was granted on November 1, 2004 at an exercise price of $8.60 per share and vested over a period of five years from the date of grant. Among other things, the agreement entitled Mr. Weaver to fully paid health care coverage for Mr. Weaver and his immediate family during his employment. If Mr. Weaver’s employment had terminated as a result of his death or disability (as defined in the agreement), Mr. Weaver would have been entitled to: (i) 24 months of his base salary and the maximum annual bonus he could have been awarded in 2006, provided in one lump sum payment in cash, discounted for present value at the annual discount rate of 5%; (ii) immediate vesting of his stock options; and (iii) a continuation of his health care benefits until May 31, 2008 as if he were still an employee. If Mr. Weaver’s employment had been terminated by us without cause or by Mr. Weaver for good cause (as defined in the agreement), Mr. Weaver would have been entitled to: (i) 30 months of his base salary and the annual bonus he could have been awarded during this 30 month period, calculated as the greater of $500,000 or the average of Mr. Weaver’s annual bonuses in the two previous years, provided in one lump sum payment in cash, discounted for present value at the annual rate of 5%; (ii) immediate vesting of his stock options; (iii) a continuation of his health care benefits for 30 months following his termination as if he were still an employee; and (iv) the ability for him and his spouse, for the remainder of their lives, and for his children, through age 21, to participate, at his expense, in our health, medical and dental plans. If Mr. Weaver’s employment had terminated as a result of a change of control (as defined in the agreement), Mr. Weaver would have been entitled to: (i) 36 months of his base salary and the annual bonus he could have been awarded during this 36 month period, calculated as the greater of $500,000 or the average of Mr. Weaver’s annual bonuses in the previous two years, provided in one lump sum payment in cash, discounted for present value at the annual rate of 5%; (ii) immediate vesting of his stock options; (iii) a continuation of his health care benefits for 36 months following his termination as if he were still an employee; and (iv) the ability for him and his spouse, for the remainder of their lives, and for his children, through age 21, to participate, at his expense, in our health, medical and dental plans.

     Effective May 31, 2006, we entered into a separation agreement and release with Mr. Weaver. Pursuant to this separation agreement, we paid Mr. Weaver $975,000 of severance, of which $700,000 was paid on June 8, 2006 and $275,000 was paid on November 30, 2006. In addition, we provided Mr. Weaver with 18 months of COBRA-covered benefits and agreed to pay the premiums on other non-COBRA covered insurance benefits up to $20,000. The separation agreement included a change of control clause entitling Mr. Weaver to $175,000 to $350,000 if a reorganization event (as defined in the separation agreement) occurs before May 31, 2008. The separation agreement accelerated and immediately vested all 330,000 of Mr. Weaver’s stock options. Pursuant to the separation agreement, all stock options held by Mr. Weaver expired on June 30, 2006.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

Philosophy

     The objective of Tier’s executive compensation strategy is to develop and maintain executive reward programs that contribute to the enhancement of stockholder value, while attracting, motivating and retaining key executives who are essential to Tier’s long-term success. The compensation committee reviews and approves base salary, incentive and equity compensation for the Chief Executive Officer and other senior executives; establishes, reviews and approves short-term and long-term incentive programs, including Tier’s 2006 Management Incentive Plan, or 2006 MIP; and reviews and approves incentive and equity compensation to be allocated to all employees.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers through option issuances under its stock incentive plans in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the stock incentive plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the best interests of Tier and Tier’s stockholders, after taking into consideration changing business conditions and the performance of Tier’s employees.

Annual Base Salary

     The compensation committee reviews base salaries annually and establishes base salaries of Tier’s executives at levels that the compensation committee considers to be appropriately consistent with the objectives outlined above and in light of the experience, responsibilities and performance of each executive officer and the competitive marketplace.

Management Incentive Plan

     The 2006 MIP was adopted by the compensation committee on March 28, 2006. It allows selected key employees the opportunity to receive a cash bonus based on the Tier’s financial performance and the financial performance of the participant’s department or division.

     For fiscal year 2006, the compensation committee approved the participation of Tier’s executive officers and other selected key employees under the 2006 MIP and established a target bonus amount for each participant. Participants are ineligible to receive a bonus under the 2006 MIP unless Tier and the participant’s department or division first achieve at least seventy-five percent of a pre-determined level of operating profit for the fiscal year. Once the threshold targets are met, the bonus amount is calculated on a sliding scale based upon the operating profit of the participant’s department or division.

     Based on information compiled by management and approved by the compensation committee, the compensation committee determined that Tier failed to achieve the threshold target for operating profit in fiscal year 2006. As a result, Tier did not pay a bonus under the 2006 MIP for fiscal year 2006.

Annual Bonus Incentives

     Annual discretionary bonus awards to officers and other non-executive employees who did not participate in the 2006 MIP are designed to provide a short-term incentive based upon individual, strategic business unit and/or corporate performance. In addition, the compensation committee may from time to time grant discretionary bonuses to participants in the 2006 MIP based on factors other than the corporate performance objectives specified therein.

Stock Options

     As part of its responsibilities, the compensation committee administers the 2004 Plan, under which stock options and other equity incentives may be granted. Stock options provide value to participants when stockholders benefit from stock price appreciation and, as a result, are an important component of Tier’s annual executive compensation program. The compensation committee intends that stock-based incentives will be the primary long-term incentive payable to Tier’s executive officers. Stock options granted to executive officers at the time of hiring and periodically thereafter under the 2004 Plan are designed to provide long-term incentives and rewards tied to the price of Tier’s common stock.

     In determining the size of the grants to executive officers during fiscal year 2006, the compensation committee assessed relative levels of responsibility of the individual officers, other extraordinary service during fiscal year 2006, their expected future contributions and the long-term incentive practices of comparable companies.

CEO Performance Evaluation

     James R. Weaver served as Tier’s Chief Executive Officer from August 31, 2003 until May 31, 2006. Mr. Weaver’s base salary and MIP payout were determined in accordance with the criteria described in the “Annual Base Salary” and “Management Incentive Plan” sections of this report. During fiscal year 2006, Mr. Weaver’s base salary was $550,000, and he did not receive a bonus.

     Ronald L. Rossetti has served as Tier’s Chief Executive Officer since May 31, 2006. Mr. Rossetti’s base salary was determined in accordance with the criteria described in the “Annual Base Salary” section of this report. Mr. Rossetti is not entitled to participate in the 2006 MIP. During fiscal year 2006, Mr. Rossetti’s base salary was $50,000 per month and Mr. Rossetti received a bonus of $50,000 per month.

     The foregoing report is given by the members of the Compensation Committee, namely:

Samuel Cabot III, Chair
Charles W. Berger
Morgan Guenther

Compensation Committee Interlocks and Insider Participation

     In fiscal year 2006, Messrs. Berger, Cabot and Scott served as members of the compensation committee. Mr. Guenther replaced Mr. Scott as a member of the compensation committee on October 1, 2006. During the fiscal year ended September 30, 2006, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, where executive officers served on our board of directors or compensation committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The audit committee has reviewed and discussed the consolidated financial statements for the fiscal year ended September 30, 2006 with management and McGladrey & Pullen, LLP, Tier Technologies, Inc. registered public accounting firm for fiscal year 2006. The audit committee also reviewed and discussed with the registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

     The audit committee discussed with the registered public accounting firm their independence from Tier. The audit committee also received from and discussed with the registered public accounting firm their written disclosures and the letter required by Independence Standards Board Standard No. 1.

     Based upon on the reviews and discussions noted above, the audit committee recommended to the board that the audited financial statements be included in Tier’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

     The foregoing report is given by the members of the audit committee, namely:

Charles W. Berger, Chair
Samuel Cabot III
Morgan P. Guenther

PERFORMANCE GRAPH

     The following graph compares the percentage change in cumulative stockholder return on our common stock for the period from September 30, 2001 to September 30, 2006, with the cumulative total return on the NASDAQ Composite Index and the Russell 2000 Index. The comparison assumes $100.00 was invested on September 30, 2001 in our common stock and in each of the foregoing indices and assumes reinvestment of all dividends, if any.

     The graph also compares the cumulative total stockholder return of the NASDAQ Market Index through July 2006, when it was discontinued.

				Nasdaq Stock
Measurement Date	Tier	Russell 2000	Nasdaq Composite	Market (US)
9/30/01	$100.00	$100.00	$100.00	$100.00
9/30/02	157.67	90.70	80.94	80.79
9/30/03	74.25	123.80	120.79	123.83
9/30/04	80.42	147.04	131.00	131.48
9/30/05	72.08	173.44	150.23	149.65
7/31/06	—	—	—	145.98
9/30/06	56.67	190.35	159.87	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into indemnification agreements with our directors and executive officers. These agreements provide such persons with indemnification, to the maximum extent permitted by our certificate of incorporation or bylaws or by the General Corporation Law of the State of Delaware, against all expenses, claims, damages, judgments, and other amounts (including amounts paid in settlement) for which such persons become liable as a result of acting in any capacity on behalf of us, subject to certain limitations. In addition, in September 2004, we entered into a supplemental indemnity agreement with Bruce R. Spector, a director of Tier, in connection with a non-compete agreement Mr. Spector entered into with a former employer, e.Magination Networks, LLC and Roche Capital, LLC. Pursuant to this supplemental agreement, we are obligated to defend Mr. Spector against and indemnify him from all expenses (including amounts paid in settlement) related to any action, suit, claim or proceeding brought by e.Magination Networks, LLC or Roche Capital, LLC which allege that he violated the non-compete agreement by serving as a director of Tier.

     In fiscal year 2006, we and our wholly owned subsidiaries, EPOS Corporation and Official Payments Corporation, paid Nuance Communications, Inc. approximately $500,000 for certain software licenses and related maintenance services. Charles W. Berger, a director of Tier, was the President, CEO and director of Nuance Communications, Inc. from March 2003 through September 2005. In September 2005, Nuance Communications, Inc. merged with Scansoft, Inc. Mr. Berger is a director of the surviving company of this merger, Nuance Communications, Inc.

     In connection with our acquisition of EPOS, we purchased from Michael A. Lawler, former President of EPOS and our current Senior Vice President of Electronic Payment Processing, his shares of EPOS’ common stock. Pursuant to the acquisition agreement, on June 1, 2004 we paid Mr. Lawler $1,882,260 and issued to him 100,344 shares of common stock. In addition, in accordance with the acquisition agreement, on June 1, 2004 we also entered into an escrow agreement with Mr. Lawler through which we, among other things, deposited $98,182 and 31,360 shares of common stock into escrow. The escrow account was released to Mr. Lawler without deduction on November 30, 2005.

     Prior to October 2000, we made loans to James L. Bildner, our former President, Chief Executive Officer, Chairman of the Board and director and holder of more than 5% of our outstanding common stock as of January 2, 2007. All of such loans were made pursuant to full-recourse, interest-bearing promissory notes. Interest rates vary based on the term of the loan and its date of origination. The loans have original terms from one to ten years and interest rates range from 6.54% to 7.18%. Mr. Bildner remitted a principle and interest payment on a $300,000 note, when the note matured in fiscal year 2005. Mr. Bildner’s remaining notes all mature during fiscal year 2007.

     Certain of Mr. Bildner’s notes were secured by pledges of equity securities held by him. As of September 30, 2006, the outstanding balance of the loans to Mr. Bildner, including accrued interest, totaled approximately $4,274,966, of which none is forgivable pursuant to the terms of the notes. As of September 30, 2006, the stock Mr. Bildner pledged to secure certain of these obligations had a market value of approximately $2,600,000. On December 13, 2004, we entered into a cross-collateralization agreement with Mr. Bildner to cross-collateralize certain of the promissory notes. The cross-collateralization agreement amends three of Mr. Bildner’s existing pledge agreements with us, each of which secures his obligations under a different promissory note. Pursuant to the cross-collateralization agreement, 387,490 shares of common stock that Mr. Bildner had pledged to us pursuant to the amended pledge agreements now secure all of his obligations under the six promissory notes listed in the cross-collateralization agreement. These notes had an aggregate outstanding balance of $4,346,269 as of January 2, 2007.

PROPOSAL TWO

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED ACCOUNTING FIRM

Independent Registered Public Accounting Firm

     Our audit committee appointed McGladrey & Pullen, LLP as our independent registered public accounting firm for fiscal year 2007, subject to ratification by our stockholders at the annual meeting. McGladrey served as our independent registered public accounting firm for fiscal year 2006. Representatives of McGladrey are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

     Stockholder ratification of the selection of McGladrey as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the audit committee is submitting the selection of McGladrey to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of McGladrey, the audit committee will reconsider whether to retain that firm. Even if the selection of McGladrey is ratified, the audit committee in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

     On December 13, 2004, PricewaterhouseCoopers, LLP, or PwC, informed us that it declined to stand for re-election as our independent registered public accounting firm following completion of its audit of our financial statements for the year ended September 30, 2004.

     PwC’s audit reports with respect to our financial statements for the fiscal years ended September 30, 2003 and 2004 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

     During our fiscal years ended September 30, 2003 and 2004, and the period commencing on October 1, 2004 and ending December 27, 2004, there have been no disagreements between us and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PWC would have caused them to make reference thereto in their reports on the financial statements for such years.

     Except as noted in the following paragraph, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, during our fiscal years ended September 30, 2003 and 2004 or the period commencing October 1, 2004 and ending December 27, 2004.

     On December 15, 2004, PWC advised our audit committee of a material weakness in our internal control over financial reporting related to insufficient personnel resources and technical accounting expertise within our accounting function. We have authorized PwC to respond fully to any inquiries from McGladrey with respect to matters related to the material weakness.

     Prior to initially appointing McGladrey as Tier’s independent registered accounting firm on January 21, 2005, neither Tier nor anyone acting on Tier’s behalf consulted with McGladrey regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Principal Accounting Fees and Services

     The fees billed by McGladrey to us for the years ended September 30, 2005 and 2006 are as follows:

(in thousands)	2005($)	2006($)
Audit Fees(1)	$388	$307
Audit Related Fees(2)	320	278
Tax Fees	–	–
All Other Fees(3)	–	–
Total	$708	$585
(1)	Represents fees for the audit of our financial statements, the audit of our internal control over financial reporting, review of our quarterly financial statements and advice on accounting matters directly related to the audit and audit services provided in connection with other statutory and regulatory filings.
(2)	Represents fees associated with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

     The audit committee has established a policy requiring that it approve the scope, extent and associated fees of any audit services provided by its independent registered public accounting firm and that it pre-approve all non-audit related services performed by the independent public accounting firm. For the fiscal year ended September 30, 2006, the audit committee pre-approved 100% of the services performed by McGladrey and did not rely on the de minimis exception under Rule 2-01(c)(7)(i)(C) of Regulation S-X under the Exchange Act.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL TWO.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Officers, directors and holders of greater than ten percent of our common stock are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended September 30, 2006, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

OTHER MATTERS

     Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, on such matters in accordance with their best judgment.

     A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2006 is available without charge upon written request to Corporate Secretary, Tier Technologies, Inc., 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191.

     By Order of the Board of Directors

Deanne M. Tully
Secretary

January 22, 2007

Appendix A

TIER TECHNOLOGIES, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

Purpose

     The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Company’s Board of Directors to fulfill its oversight responsibilities to the Company’s shareholders with respect to management’s conduct of the Company’s accounting and financial reporting process, including the Company’s financial statements and reports, the Company’s systems of internal accounting and financial controls and the independent audit of the Company’s financial statements, as well as the quality and integrity of the Company’s financial statements and reports, and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”) and, commencing in October 2003, the performance of the Company’s internal audit function. The Committee shall seek to maintain and foster open communication among the Committee, the Company’s management, the Auditors and the internal auditors (the “Internal Auditors”).

Structure, Process and Membership

     The Committee shall consist of at least three members of the Board of Directors. The Board of Directors shall appoint Committee members and the Committee Chair. Committee members shall satisfy the independence, financial literacy and experience requirements of the Securities and Exchange Commission (“SEC”), the Nasdaq Stock Market, Inc. (“Nasdaq”), or such other exchange on which the Company’s securities are then qualified. At least one member shall meet the applicable Nasdaq financial experience requirements as in effect from time to time. The Committee shall hold such regular or special meetings as its members and the Committee Chair shall deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting. A majority of the members of the Committee shall constitute a quorum for transacting business. All actions of the Committee shall be taken by a majority vote of the members present at a meeting at which a quorum is present. The operation of the Committee shall be subject to the Company’s Bylaws as in effect from time to time and Delaware General Corporation Law.

Responsibilities

     In fulfilling its responsibilities, the Committee recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee believes that its functions and procedures should remain flexible in order to address changing conditions and accounting rules and financial reporting requirements most effectively. The Committee shall have authority to appoint, determine compensation for, at the expense of the Company, and oversee the Auditors as set forth in Section 10A(m)(2) under the Securities Exchange Act of 1934, as amended. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants. The Committee shall oversee the Company’s financial reporting process on behalf of the Board of Directors, shall have direct responsibility for the appointment, compensation and oversight of the work of the Auditors, who shall report directly and be accountable to the Committee. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

Independent Auditors

  To evaluate the performance of the Auditors, to assess their qualifications and independence, pursuant to the rules promulgated by Nasdaq and the SEC, and to assess the Auditor’s internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities.

  To retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year.

  To review and approve the engagement of the Auditors, including the scope, extent and procedures of and the fees for the audit, which approval may be pursuant to pre-approval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of pre-approval authority to one or more Committee members so long as any such pre-approval decisions are presented to the full Committee at the next scheduled meeting.

  To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to pre-approval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of pre-approval authority to one or more Committee members so long as any such pre-approval decisions are presented to the full Committee at the next scheduled meeting.

  To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

  To consider and, if deemed appropriate, adopt a policy regarding Committee pre-approval of employment by the Company of individuals employed or formerly employed by the Auditors and engaged on the Company’s account.

  To receive written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard 1, to actively engage in a dialogue with the Auditors any disclosed relationships or services that may impact the objectivity and independence of the Auditors, and to take appropriate action to oversee the independence of the Auditors.

Documents and Reports

  • To prepare all reports, including the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

  • To review and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the SEC.

  To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

  To prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

  To prepare and maintain minutes of Committee meetings and to report Committee actions to the Board of Directors on a regular basis or as requested.

  To review and assess the adequacy of this Charter at least annually and recommend any proposed changes to the Board of Directors for approval.

Risk Assessment and Management

  To discuss with management and the Auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 and any other matters required to be communicated to the Committee by the Auditors under generally accepted accounting standards.

  As a Committee, or through the Committee Chair, if any, to review with management and the Auditors the Company’s interim financial results to be included in the Company’s Quarterly Report on Form 10-Q and the matters required to be discussed by SAS No. 61, within the time periods set forth in SAS No. 71.

  To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

  To review and discuss with the Auditors any significant disputes or difficulties with management encountered during the audit, any significant changes to the Company’s auditing and accounting principles and practices suggested by the Auditors, and any management letter provided by the Auditors, as well as management’s responses thereto and implementation thereof.

  To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

  To review and discuss with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

Other

  To review and discuss with the Auditors communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.

  To confer with management and the Auditors regarding the scope, adequacy and effectiveness of financial reporting controls in effect, including any special audit steps taken in the event of material control deficiencies.

  To review the responsibilities, budget and staff of the Company’s Internal Auditors.

  To confer with the Auditors, the Internal Auditors and management in separate executive sessions to discuss any matters that the Committee, the Auditors, Internal Auditors or management believe should be discussed privately with the Committee.

  To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

  To investigate any matter brought to the attention of the Committee within the scope of its duties, with full access to the Company’s books, records, facilities and personnel, and with the power to retain outside counsel and a separate accounting firm if the Committee deems necessary or appropriate.

  To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Ethical Conduct, including review and approval of related-party transactions as required by Nasdaq rules.

  To review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the ensuing year, and the coordination of such plans with the Auditors, and to review the appointment, replacement, reassignment or dismissal of the Company’s senior internal audit executives or managers, if any.

  To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so. To perform such other functions, to have such powers and to take such other actions as may be required by law or applicable regulations, as requested by the Board of Directors, or as the Committee deems is necessary or appropriate in the efficient and lawful discharge of the foregoing.

TIER TECHNOLOGIES, INC.
10780 PARKRIDGE BLVD.,
SUITE 400
RESTON, VA 20191

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the  cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Tier Technologies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

    PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY VOTE IN PERSON IF YOU DESIRE.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TIER01	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIER TECHNOLOGIES, INC.

PROPOSAL NO. 1:
Nominees for Director for election by the holders of the common stock:		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s name on the line below.

01) Charles W. Berger	05) Ronald L. Rossetti
02) Samuel Cabot III	06) T. Michael Scott	☐	☐	☐
03) John J. Delucca	07) Bruce R. Spector
04) Morgan P. Guenther

					For	Against	Abstain
PROPOSAL NO. 2:

To ratify the selection of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007.					☐	☐	☐

Please Mark Here for Address Change or Comments
SEE REVERSE SIDE		☐

Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]Date	Signature (Joint Owners)	Date

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TIER TECHNOLOGIES, INC.

PROXY
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 28, 2007

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Tier Technologies, Inc., hereby constitutes and appoints RONALD L. ROSSETTI and DEANNE M. TULLY and each of them, with full power of substitution, as proxy or proxies of the undersigned to vote the number of shares of common stock which the undersigned would be entitled to vote if personally present at the Tier’s Annual Meeting of Stockholders, to be held at Tier’s headquarters located at 10780 Parkridge Boulevard, Suite 400, Reston, Virginia at 2:00 p.m. local time on February 28, 2007, and at any adjournments or postponements thereof, with respect to the proposals described in the Notice of Annual Meeting of Stockholders and proxy statement, in the manner specified on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

Attendance of the undersigned at the Annual Meeting of Stockholders or at any adjournment or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicated(s) his/her intention to vote said shares of common stock in person. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

Address Changes/Comments (Mark the corresponding box on the reverse side)

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